150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20180201433-84**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/02/2018 11:25 AM**
	Entity Number **C15079-1998**

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

ICTV Brands Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Two Hundred Ten Thousand (210,000) shares of Preferred Stock, $.001 par value per share, designated as Series A Preferred Stock. The relative preferences, rights and limitations of shares of Series A Preferred Stock are set forth on Exhibit A to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature] 5/2/18

Signature of Officer ERNEST P. KOLLIAS, JR.

Chief Financial Officer
ICTV BRANDS, INC

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

ICTV Brands Inc.

Certificate of Designation
of
Series A Preferred Stock

Pursuant to Section 78.1955 of the Nevada Revised Statutes

ICTV Brands Inc., a Nevada corporation (the "Corporation") does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and din accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation has adopted the following resolution creating the following series of Series A Preferred Stock and determining the voting powers, designations, preferences, limitations, restrictions and relative rights of such series:

RESOLVED, that a series of Preferred Stock is hereby established with the following voting powers, designations, preferences, limitations, restrictions and relative rights:

1. Designation. The series of Preferred Stock established by this resolution is hereby designated "Series A Preferred Stock."

2. Number of Shares. The Series A Preferred Stock shall consist of 210,000 shares.

3. Dividend Rights. Holders of the Series A Preferred Stock shall be entitled to receive dividends in the same amount per share as may be declared from time to time by the Board of Directors for common stock. No dividend shall be declared or paid, or any sum set apart for the payment of any dividends, on the Company's Common Stock, unless a proportionate dividend for the same period has been, or concurrently is declared and paid, or declared and a sufficient sum set apart for the payment of such dividends, on all shares of Series A Preferred Stock outstanding.

4. Voting Rights. The holders of the Series A Preferred Stock shall be entitled to vote on all matters on which the holders of the Company's outstanding Common Stock are entitled to vote, except where applicable law requires the Series A Preferred Stock to vote as, or as part of, a class. The holders of the Series A Preferred Stock shall be entitled to 100 votes per share on all matters.

5. Liquidation Rights. In the event of the liquidation, dissolution or winding up of Company, the holders of the Series A Preferred Stock shall be entitled to receive a liquidating distribution before any other distribution or payment may be made to holders of Common Stock or any other class or series of Preferred Stock ranking

junior to the Series A Preferred Stock. The liquidating distribution shall be US$1.92 per share.

6. Redemption Rights. For so long as any Series A Preferred Stock is outstanding, the Company shall have the right to redeem the shares of Series A Preferred Stock, in whole or in part, and from time to time, by paying to the holder or holders thereof a redemption price equal to US$1.92 per share, which amount shall be increased at the rate of eight percent (8%) per annum from the date of purchase of the Series A Preferred Stock until the date of redemption thereof.

7. Conversion Rights. At any time after three years from the date of issuance, the holders of the Series A Preferred Stock shall have the right to convert all or any part the Series A Preferred Stock into shares of Common Stock, at a conversion ratio of eight shares of Common Stock for each share of Series A Preferred Stock, which equates to a purchase price of $.24 per share of common stock. Such conversion rights shall be exercisable by written notice to the Company, whereupon the Company shall promptly cancel of record the appropriate number of Series A Preferred Stock shares and provide instructions to the Company's transfer agent to issue the appropriate number of Common shares.

8. Non-Certificated Stock. The Series A Preferred Stock shall be non-certificated securities, and the resolution of the Board of Directors authorizing the issuance thereof shall be definitive evidence of their issuance and the holder thereof. Promptly following issuance of any shares of Series A Preferred Stock, the Company shall provide the purchaser thereof with a copy of such resolution of the Board of Directors.